Sub-Advisory Agreement

The Timothy Plan

THIS AGREEMENT is made and entered into as of the 1st day of May, 2019, by and between The Timothy Plan, a Delaware business trust (the “Trust”), Timothy Partners, Ltd., a Florida Limited Partnership and Investment Adviser to the Trust (the “Adviser”), and Barrow, Hanley, Mewhinney & Strauss, Inc. a Delaware limited liability company (the “Investment Manager”).

WHEREAS, the Trust is a diversified, open-end management investment company, registered under the Investment Company Act of 1940, as amended (the “Act”), and authorized to issue an indefinite number of series of shares representing interests in separate investment portfolios (each referred to as a “Series” and collectively, as the “Series”); and

WHEREAS, the Trust presently issues thirteen Series as follows:

The Timothy Plan Aggressive Growth Fund

The Timothy Plan Small-Cap Value Fund (formerly the Timothy Plan)

The Timothy Plan Large/Mid-Cap Value Fund

The Timothy Plan Large/Mid-Cap Growth Fund

The Timothy Plan Growth & Income Fund

The Timothy Plan Fixed-Income Fund

The Timothy Plan Defensive Strategies Fund

The Timothy Plan High Yield Bond Fund

The Timothy Plan International Fund

The Timothy Plan Strategic Growth Portfolio

The Timothy Plan Conservative Growth Portfolio

The Timothy Plan Conservative Growth Variable Portfolio

The Timothy Plan Strategic Growth Variable Portfolio; and

WHEREAS, Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, and engages in the business of asset management; and

WHEREAS, Investment Manager is registered as an investment adviser under the Investment Advisers Act of 1940, and engages in the business of asset management; and

WHEREAS, the Trust has engaged the Adviser to provide investment management services to the Trust, and

WHEREAS, the Adviser desires to retain Investment Manager to render certain investment management services to the Timothy Plan Growth & Income Fund Bond Sleeve and Investment Manager is willing to render such services; and

WHEREAS, the Trust consents to the engagement of Investment Manager by Adviser.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Obligations of Investment Manager

(a)	Services. Investment Manager agrees to perform the following services (the “Services”) for the Portfolio:

(1)	manage the investment and reinvestment of conventional bonds and other fixed income vehicles, held in the Bond Sleeve of the Portfolio;

(2)	continuously review, supervise, and administer the investment program in the Sector, and determine, in its discretion, the Vehicles to be purchased, retained or sold (and implement those decisions);

(3)	provide the Trust and Adviser with fund investment transaction records concerning Investment Manager’s activities which the Trust is required to maintain; and

(4)	render regular reports to the Trust’s and Adviser’s officers and directors concerning Investment Manager’s discharge of the foregoing responsibilities.

The foregoing services described in this Paragraph 1(a) collectively are hereafter called the “Services”

Investment Manager shall discharge the foregoing responsibilities subject to the control of the officers and directors of the Adviser and trustees of the Trust and in compliance with such policies as the trustees may from time to time establish, and in compliance with the objectives, policies, and limitations of the Sector set forth in the Trust’s prospectus and statement of additional information, as amended from time to time, and with all applicable laws and regulations. All Services to be furnished by Investment Manager under this Agreement may be furnished through the medium of any directors, officers or employees of Investment Manager or through such other parties as Investment Manager may determine from time to time.

Investment Manager agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel in sufficient amounts and manner to perform the Services on the terms and for the compensation provided herein. Investment Manager shall authorize and permit any of its officers, directors and employees, who may be elected as directors or officers of the Trust, to serve in the capacities in which they are elected.

Unless expressly assumed under this Agreement by Investment Manager, the Trust shall pay all costs and expenses normally incurred in connection with the Trust’s operation and organization.

(b)

Books and Records. All books and records prepared and maintained by Investment Manager for the benefit of the Trust under this Agreement shall be the property of the Trust and, upon request therefor, Investment Manager shall surrender to the Trust copies of such of the books and records so requested. The Trust acknowledges that Investment Manager is required to maintain books and records of its activities, and agrees to allow Investment Manager to retain copies of such records of the Trust as required under federal law. Investment Manager agrees not to use any records of the Trust for any purpose other than for the provision of the Services to the Trust.

2.	Portfolio Transactions.

Investment Manager is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio Vehicles for the Portfolio and is directed to use commercially reasonable efforts to obtain the best net results as described in the Trust’s prospectus from time to time. The Trust has adopted procedures pursuant to Rules 17(a) and 17(f) under the Investment Company Act of 1940 relating to transactions among a Portfolio and affiliated person thereof (Rule 17(a)), and transactions between a Portfolio and an affiliated broker or dealer (Rule 17(f)). Investment Manager shall at all times conduct its activities in compliance with such procedures. Investment Manager shall prepare a report at the end of each fiscal quarter reporting on Investment Manager’s compliance with such procedures and setting forth in reasonable detail any transactions which were in violation of such procedures. Investment Manager will promptly communicate to the officers and the directors of the Adviser and Trust such other information relating to Portfolio transactions as they may reasonably request.

3.	Compensation of Investment Manager.

For its services rendered to the Portfolio, Adviser will pay to Investment Manager a fee as set forth in Schedule A, dated May 01, 2019, attached hereto and which becomes a part of this agreement by specific reference. The fee shall be computed daily, based upon the actual allocation of the Portfolio assets in the pertinent Sector.

4.	Status of Investment Manager.

The services of Investment Manager to the Trust are not to be deemed exclusive, and Investment Manager shall be free to render similar services to others. Notwithstanding the foregoing, Investment Manager shall not render services to other registered investment companies which employ similar moral screening processes without first obtaining the prior written consent of the Trust to render such services.

In order to assist Investment Manager in performing the Services to the Portfolio, the Trust and/or Adviser may from time to time provide Investment Manager with information, documents, research or writings designated as proprietary by the Trust or the Adviser. Investment Manager agrees that, upon being informed that information, documents, research or writings provided to it are deemed proprietary by the Trust and/or the Adviser, Investment Manager agrees that it shall use such proprietary documents only to assist it in performing the Services to the Portfolio, and further agrees not to use, distribute, or publish, for its own benefit or for the benefit of others, information, documents, research or writings designated as proprietary by the Trust or the Adviser.

In rendering its Services to the Portfolio, Investment Manager shall be deemed to be an independent contractor.

Unless expressly authorized or requested by the Trust, Investment Manager shall have no authority to act for or represent the Trust in any way other than as an independent contractor providing the Services described in this Agreement. The parties to this Agreement acknowledge and agree that the Trust may, form time to time, authorize Investment Manager to act for or represent the Trust under limited circumstance. In such circumstance, Investment Manager may be deemed to be an agent of the Trust. Except for those circumstances in which the Trust has specifically authorized Investment Manager to act for or represent the Trust, Investment Manager shall in no way be deemed an agent of the Trust.

Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of Investment Manager, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

5.	Permissible Interests.

Officers or employees of Investment Manager are or may be interested in the Trust as stockholders and Adviser (or any successor) is or may be interested in the Trust as a stockholder or otherwise.

6.	Liability of Investment Manager.

Pursuant to this Agreement, Investment Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith. Investment Manager shall not be liable for any error of judgment or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Investment Company Act of 1940) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement.

7.	Term.

This Agreement shall remain in effect until the 30th day of April, 2020, and from year to year thereafter provided such continuance is approved at least annually by (1) the vote of a majority of the Board of Trustees of the Trust or (2) a vote of a “majority” (as that term is defined in the Investment Company Act of 1940) of the Trust’s outstanding securities, provided that in either event the continuance is also approved by the vote of a majority of the trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the Act) of any such party, which vote must be cast in person at meeting called for the purpose of voting on such approval; provided, however, that;

(a)

the Trust or Adviser may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days written notice to Investment Manager; (b) the Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act and the Rules thereunder); and

(c)	Investment Manager may terminate this Agreement without payment of penalty on 60 days written notice to the Trust; and

(d)	the terms of paragraph 6 of this Agreement shall survive the termination of this Agreement.

8.	Notices.

Notices given under this Agreement shall be sent in person, by U.S. mail, by overnight mail, or by electronic transmission, and shall be deemed given when received at the addresses and to the attention of the person specified below, or at such other address as a party to receive notice may specify in a notice given in accordance with this provision. The Investment Manager may rely on any notice from any person reasonably believed to be genuine and authorized. The Trust hereby agrees and provides consent to have the Investment Manager electronically deliver Account Communications to the client. “Account Communications” means all current and future account statements; investment management agreement documents (including all supplements and amendments thereto); notices (including privacy notices where applicable); letters to investors; regulatory communications and other information. Electronic delivery includes e-mail delivery as well as electronically making available to the Trust account communications on an Internet site, upon prior notice. It is the Trust’s affirmative obligation to notify the Investment Manager in writing if the Trust’s email address listed herein changes.

If to the Trust:	If to Adviser	If to the Investment Manager:
The Timothy Plan	Timothy Partners, Ltd.	Barrow Hanley Mewhinney & Strauss
1055 Maitland Center Commons	1055 Maitland Center Commons	3232 McKinney Ave, 15th Floor
Maitland, FL 32751	Maitland, FL 32751	Dallas, TX 75204
Arthur D. Ally	By: Covenant Funds, Inc.	Eddie Guerra, III
President	Managing General Partner	eguerra@barrowhanley.com
(insert email address)	Arthur D. Ally, President	Mark Luchsinger, CFA
	(insert email address)	mluchsinger@barrowhanley.com

9.	Securities Class Action Claims.

Trust acknowledges that the Investment Manager shall assist in evaluating securities litigation claims, as reasonably requested in writing, but the Investment Manager will not be responsible for filing claims.

10.	Amendments.

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund’s outstanding voting securities.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

The Timothy Plan	Timothy Partners, Ltd.	Barrow, Hanley, Mewhinney, & Strauss, Inc.

/s/ Arthur D. Ally	/s/ Arthur D. Ally	/s/ Cory Martin
Arthur D. Ally, Pres	Arthur D. Ally, Pres. Of Gen. Partner	Cory Martin, Executive Director

/s/ Stephen Ally	/s/ Bonnie J. Ally
Stephen Ally, VP	Bonnie J. Ally, Secy.

[ FEE SCHEDULE HAS BEEN EXCLUDED BECAUSE - 1.) it is not material and 2.) would likely cause competitive harm to the Registrant if publicly disclosed ]

ATTACHMENT A

BARROW, HANLEY, MEWHINNEY & STRAUSS, LLC

2200 ROSS AVENUE, 31ST FLOOR · DALLAS, TEXAS 75201-2761 · 214-665-1900

FEE SCHEDULE

January 2018

TIMOTHY PARTNERS FIXED INCOME FUND, HIGH YIELD Bond FUND, Growth & Income Bond Sleeve

	Market Value	Annual Percentage
First
Next
Next
Above

The fees shall be computed based upon the monthly average net asset value of the Portfolio as determined by a valuation made in accordance with the Trust’s procedures for calculating Portfolio net asset value as described in the Trust’s Prospectus and/or Statement of Additional Information. During any period when the determination of the Portfolio’s net asset value is suspended by the trustees of the Trust, the net asset value of a share of the Portfolio as of the last business day prior to such suspension shall, for the purpose of fee calculations, be deemed to be net asset value at the close of each succeeding business day until it is again determined.

The fees described above are monthly fees, calculated based upon the number of days in the month. Fees for Services rendered during any month will be paid within five (5) business days after the end of the month in which such Services were rendered. In the event that this Agreement is terminated prior to the end of a month in which Investment Manager is providing Services, the Adviser shall pay to Investment Manager fees accumulated during that month to the date of termination within five (5) business days after the end of the month in which such Services were rendered.

The Timothy Plan and Timothy Partners, Ltd. accept this fee schedule effective January 2018.

The Timothy Plan		By:	/s/ Arthur D. Ally
Print Name: Arthur D. Ally
Title: President

Timothy Partners, Ltd.		By:	/s/ Arthur D. Ally
Print Name: Arthur D. Ally
Title: President and Gen. Partner

Barrow, Hanley, Mewhinney, & Strauss, LLC	By:	/s/ Cory Martin
Print Name: Cory Martin
Title: Executive Director